FOR IMMEDIATE RELEASE

LRAD CORPORATION TO REPORT RECORD QUARTERLY REVENUES OF $15.4 MILLION FOR FISCAL Q2 2011

Company to Surpass FY 2010 Revenues in First Half of FY 2011

SAN DIEGO, CA, April 6, 2011 - LRAD Corporation (NASDAQ: LRAD), the worldwide leader in acoustic hailing devices (AHDs), announced today that it expects to report record quarterly revenues of over $15.4 million for the quarter ended March 31, 2011 (fiscal Q2 2011) and record first half fiscal year profits. The Company also anticipates reporting record first half fiscal year revenues of over $17.6 million, surpassing the Company's total fiscal year 2010 revenues.

"We're pleased with our strong first half and the progress we're making in growing LRAD sales around the world," commented Tom Brown, president and CEO of LRAD Corporation. "The majority of the record fiscal Q2 revenues were derived from the delivery of a large LRAD order to a military branch of a foreign government."

Brown added, "While the U.S. budget uncertainty continues to affect near-term domestic defense spending, we anticipate a strong second half and significant revenue growth this fiscal year."

The Company plans to release fiscal Q2 2011 financial results on May 4, 2011.

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional sound systems are being used around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2010. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com